                                                                     Exhibit 7.6

                                 PROMISSORY NOTE

$444,388.00                                                        Dallas, Texas
                                                               November 24, 1998


     FOR VALUE RECEIVED, WILSON FINANCIAL CORPORATION, a Florida corporation ("Maker") promises and agrees to pay to the order of IMAGINE INVESTMENTS, INC., a Delaware corporation, or to any holder of this Note ("Payee"), the principal sum of FOUR HUNDRED FORTY-FOUR THOUSAND THREE HUNDRED EIGHTY-EIGHT DOLLARS ($444,388.00), together with interest upon such principal balance at the rate provided below, in legal tender of the United States of America. The unpaid principal balance of, and all accrued interest on, this Note, unless sooner paid, shall be due and payable in full on or before December 24, 1998, which date shall be the final maturity date of this Note.

     1. Interest Rate. The principal balance of this Note shall bear interest at the rate of ten percent (10%) per annum. All parties hereto hereby specifically agree that the laws of the Commonwealth of Kentucky shall govern the rate of interest which this Note bears.

     2. Payment of Interest. All accrued interest on the principal balance of this Note, from time to time, shall be paid at the maturity of this Note. All interest on the principal balance of this Note shall be computed on the basis of the actual number of days elapsed over an assumed year of 360 days.

     3. Repayment of Principal. The principal balance of this Note shall be paid in full at the maturity date of this Note. No portion of the principal balance of this Note, nor any accrued interest thereon, may be prepaid at any time, in whole or in part, without the written consent of Payee.

     4. Application of Payments. Payments made under this Note shall be applied at the holder's sole option, first to any expenses or sums advanced by Payee in respect of and in accordance with the terms of this Note or the Loan Agreement or under the terms of any document or instrument securing the repayment of this Note; second, to accrued but unpaid interest upon the principal balance of this Note; and then to the principal balance of this Note due at the time of such payment, Maker shall immediately, on demand of Payee, pay to Payee the amount of such shortfall.

     5. Overdue Payments; Default Rate. All overdue payments of principal or interest on this Note shall bear additional interest until paid in full at the rate per annum (calculated as aforesaid) of five percent (5%) per annum in excess of the rate otherwise payable under the terms of this Note or the highest rate allowed by applicable law, whichever is lower, and shall be due and payable on demand of the holder hereof. All payments under this Note shall be paid to Payee at 8150 North Central Expressway, Suite 1901, Dallas, Texas 75206 or to such other person or at such other place as may be designated in writing by Payee.

     6. Security. This Note is secured by security interests pursuant to a Stock Pledge Agreement and an Unconditional Guaranty Agreement (collectively, the "Security Documents") and is entitled to all the benefits of the Security Documents.

     7. Default. Upon the occurrence of any uncured default under this Note or under any Security Document, that default shall be a default under this Note, and Payee may at any time thereafter, at its sole option and without notice, declare the entire unpaid principal balance of and all accrued interest on this Note to be immediately due and payable.

     8. Events of Default. Each of the following events shall constitute an event of default under this Note, the occurrence of any of which shall entitle the holder hereof to declare the entire principal balance of this Note, together with all accrued interest and all other liabilities, indebtedness and obligations of Maker to Payee, whether now existing or hereafter created, to be immediately due and payable, and to take any and all action allowed Payee by law or equity, under the terms of this Note and/or under the terms of any of the Security Documents and under the terms of any other agreements between Maker and
Payee:

        (a) The failure of Maker to make any payment of principal or interest provided for in this Note on the date upon which it is due;

        (b) The occurrence of an Event of Default as described in this Note or any Security Document;

        (c) The failure of Maker to perform or the breach by Maker of any of the agreements, covenants and warranties and agreements set forth in this Note or in the Security Documents or any other agreement between Maker and Payee, whether now existing or hereafter entered into;

        (d) Any liens, garnishments, levy, attachments or encumbrance of any kind is placed against any property which serves as collateral for this Note;

        (e) The holder of this Note determining that any representation, warranty, statement, report, or application made or provided by Maker to Payee or the holder hereof is or was at the time made untrue or materially misleading;

        (f) The issuance of any tax lien or levy against Maker or any of its property or Maker's failure to pay, withhold, collect or remit any tax when assessed or due;

        (g) If any representation, warranty or other statement of fact made by Maker or any Guarantor in any other Security Document shall be false or misleading;

        (h) Maker or any Guarantor shall (i) become insolvent, (ii) become generally unable to pay its or his respective debts as they become due; (iii) make an assignment for the benefit of creditors, (iv) call a meeting of creditors for the composition of debts or (v) have filed against it or him a petition in bankruptcy or for reorganization or for the appointment of a custodian, receiver or trustee or the equivalent which is not removed or dismissed within thirty (30) days thereafter;

        (i) There shall hereafter occur any material and adverse change in the business operations and condition, financial or otherwise, of Maker or any Guarantor or in the value of the collateral securing repayment of this Note; and

         (j) If a final judgment or judgments for the payment of money in the aggregate in excess of $10,000.00 shall be rendered against Maker or a Guarantor and such judgment(s) shall remain unsatisfied or unstayed for a period of thirty (30) days.

     9. No Waiver, Remedies. The failure of Payee to exercise any of its rights and remedies shall not constitute a waiver of the right to exercise them at that or any other time. All rights and remedies of Payee in the event of a default shall be cumulative to the greatest extent permitted by law.

     10. Expenses. If there is any default under this Note or any Security Document and this Note is placed in the hands of any attorney for collection or is collected through any court including any bankruptcy court, Maker promises and agrees to pay to Payee its actually incurred attorneys fees based upon hourly rates, court costs and all other expenses incurred in collecting or attempting to collect or securing or attempting to secure this Note as provided by the laws of the Commonwealth of Kentucky, or any other state where the collateral or any part of it is situated. This section shall be deemed supplemental to, and not to be in substitution for, that section of any Security Document dealing with the reimbursement of expenses.

     11. Waivers. Maker waives (a) presentment, demand, notice of dishonor, protest, notice of protest and non-payment, and (b) all exemptions to which Maker may now or hereafter be entitled under the laws of the Commonwealth of Kentucky, of any other state, or of the United States, and agrees that Payee shall have the right (i) to grant Maker or any guarantor of this Note any extension of time for payment of this Note or any other indulgence or forbearance whatsoever, and (ii) to release any security for or guarantor of payment of this Note, without in any way affecting the liability of Maker under this Note or the Guarantor under the Security Documents, and without waiving any rights Payee may have under this Note or by virtue of the laws of the Commonwealth of Kentucky, or any other state of the United States.

     12. Time of Essence. Time is of the essence in the payment and performance of all of Borrower's obligations under this Note and all documents securing this Note or relating hereto.

     13. Venue and Jurisdiction. Maker further agrees that in the event of any litigation for collection of or relating to this note, jurisdiction and venue shall be proper and appropriate in any court sitting in Sarasota or Duval Counties, Florida, and Borrower hereby consents to such jurisdiction and venue.

     14. Waiver of Jury Trial. MAKER VOLUNTARILY AND INTENTIONALLY WAIVES AND SHALL NOT ASSERT ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING FROM OR CONNECTED WITH THIS NOTE, THE SECURITY DOCUMENTS OR ANY AGREEMENT MADE OR CONTEMPLATED TO BE MADE IN CONNECTION THEREWITH, OR ANY COURSE OF DEALING, COURSE OF CONDUCT, STATEMENT OR ACTIONS OF ANY PARTY IN CONNECTION WITH THIS NOTE.

     15. Partial Invalidity. If any one or more of the provisions of this Note, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Note and all other applications of any such provision shall not be affected thereby. In the event such provision(s) cannot be modified to make it or them enforceable, the invalidity or unenforceability of any such provision(s) of this Note shall not impair the validity or enforceability of any other provision of this Note.

     16. Binding Effect. This Note shall bind the heirs, representatives, successors and assigns of Maker and shall inure to the benefit of Payee and its successors and assigns. Maker shall not assign or allow the assumption of its rights and obligations hereunder without Holder's prior written consent.


                                            WILSON FINANCIAL CORPORATION

             illegible                      By: /s/ J. Steven Wilson
____________________________________        ____________________________________
Witness                                             President, CEO
                                            Title: _____________________________
                                                            ("Maker")